Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES FIRST QUARTER 2009
FINANCIAL AND OPERATIONAL RESULTS

•                  1Q ‘09 vs 1Q ‘08 Pro Forma Production up 13%

•                  Net Income $25 million; Adjusted Earnings $6.5 million

•                  Focus on Improving Margins Delivers Strong Results; Lease Operating Expenses Decrease to $11.78/BOE

•                  Hastings Complex Sold for $201 Million

DENVER, COLORADO, May 7, 2009 /PRNewswire/ — Venoco, Inc. (NYSE: VQ) today reported financial and operational results for the first quarter of 2009.  Highlights include the following:

•                  Production of 1.96 million barrels of oil equivalent (MMBOE) for the first quarter or 21,728 BOE per day (BOE/d).  Pro forma for the sale of the Hastings Complex, production was 20,818 BOE/d in the first quarter of 2009, up 13% from 18,380 BOE/d in the first quarter of 2008 and up 4% from 20,103 BOE/d in the fourth quarter of 2008.

•                  Net Income of $25 million — up from a loss of $25 million in the first quarter of 2008 and up from the fourth quarter loss of $414 million.

•                  Lease operating expenses of $11.78 per BOE — down 39% from $19.21 per BOE in the fourth quarter 2008, and down 20% from $14.68 per BOE in the first quarter of 2008.

The company reported net income of $25 million for the quarter on oil and gas revenues of $57 million and realized commodity derivative gains of $31 million.  Adjusted EBITDA was $53 million in the first quarter, down 23% from $69 million in the fourth quarter of 2008 and down 31% from $77 million in the first quarter of 2008.  Adjusted EBITDA includes $10 million in the first quarter of 2009 and $22 million in the fourth quarter of 2008 of realized gains resulting from the restructuring of derivative instruments in those periods.

Adjusted Earnings were $6.5 million, up from $5.3 million for the fourth quarter of 2008 and down from $16.5 million in the first quarter of 2008.  Adjusted Earnings adjusts the net income of $25 million in the first quarter of 2009, the net loss of $414 million in fourth quarter of 2008 and the net loss of $25 million in the first quarter of 2008 for, among other things, the effects of unrealized commodity and interest derivatives gains / losses in the quarters and a ceiling test impairment in the fourth quarter of 2008.  Please see the end of this release for definitions of Adjusted Earnings and Adjusted EBITDA and a reconciliation of those measures to net income (loss).

“By shedding our Hastings property, with its high unit operating costs, and working to reduce overall costs in our remaining assets, we’ve been able to lower our costs substantially.  Also, our technical staff and operations teams have been focused on efficiency improvement projects, incremental production projects and / or cost reduction projects,” said Tim Marquez, Venoco’s Chairman and CEO.  “This is a great start to the year — we are ahead of annual guidance on production and we are under guidance on lease operating expenses, G&A expense and DD&A.  We realize it’s early in the year, so we remain cautious and are not adjusting our annual guidance at this time.”

Production

Production in the first quarter of 2009 included 33 days of production from the Hastings Complex prior to the sale of the complex to Denbury Resources.  For the balance of the quarter, only volumes related to the retained 2% overriding royalty are included in the company’s production volumes.  First quarter 2009 production was up 3% from first quarter 2008; excluding Hastings, production increased 13% over the first quarter of 2008.  Production was down in the first quarter of 2009 compared to the fourth quarter of 2008; excluding Hastings, production was up 4% quarter-to-quarter.

The following table details the company’s quarterly daily production by region (BOE/d):

	Three Months Ended
Region	3/31/08	12/31/08	3/31/09	Full-year 2009 Guidance
Sacramento Basin	9,099	9,668	10,208
Southern California	7,908	8,903	8,865
Texas (and other)	4,019	4,103	2,655
Total	21,026	22,674	21,728	19,000

Total excluding Hastings	18,380	20,103	20,818

Capital Investment

Total costs incurred for the company’s E&P operations, including drilling, completion, acquisition, seismic, leasehold, capitalized G&A costs and asset retirement obligations, were $53 million for first quarter, including $37 million for drilling and rework activities, $4 million for facilities and $2 million for acquisitions in its core areas.

The company spent $35 million or 67% of its development and other capital expenditures in the Sacramento Basin.  Drilling in the Basin was reduced to a three-rig program by mid-February.  The company spud 24 wells and completed 57 workovers / recompletions in the Basin in first quarter.

“We reduced our Sac Basin drilling program from six rigs at the beginning of the year to three rigs currently.  We have also increased our workover activity compared to 2008.  We expect our capital outlays in the Basin to be lower in subsequent quarters as a result of the reduction in drilling rigs,” Mr. Marquez said.  “The drilling program in the Sac Basin has been very successful over the years and we see ample opportunity in coming years.  While we are constantly working to improve efficiencies, we expect the wells we are drilling to have a greater than 20% risked rate-of-return at the current NYMEX strip.”

“A substantial portion of our efforts in the Basin this year are focused on our workover program,” Mr. Marquez said.  “We are very pleased with the pace and performance of these very economic workovers and recompletions.”

The company spent $9 million or 18% of its first quarter 2009 capital expenditures in Southern California, focused on further infill development drilling in the West Montalvo field and substantial facility upgrades to improve offshore processing and operating efficiency.  The company completed two wells in January that were spud in December of 2008.  Startup of drilling activity on Platform Gail in the Sockeye field began late in the quarter for a dual completion well that will produce from the Monterey and inject water to enhance the sweep of the waterflood.  Furthermore, in Southern California the South Ellwood crude oil sales contract is up for renewal at the end of the third quarter.  The company’s current discount to NYMEX is approximately $20.00 per barrel, which is expected to improve.

“We’ve had good success with our drilling efforts at West Montalvo and saw production in the quarter reach its highest level in 30-years.  There is more upside in this field which we will continue to pursue throughout 2009,” said Mr. Marquez.

In Texas, the company had minimal capital expenditures in the quarter, but has a well scheduled to spud in the second quarter.

Lease Operating Expenses

Venoco’s first quarter 2009 lease operating expenses declined 39% to $11.78 per BOE from $19.21 per BOE in the fourth quarter 2008 and 20% from $14.68 per

BOE in the first quarter 2008. The unit operating cost decrease in the quarter was due to increased production from the Sacramento Basin (which has lower operating costs), realized cost savings from vendors and service providers and the sale of the Hastings Complex (one of the company’s highest operating cost fields).  Pro forma for the sale of Hastings, lease operating expenses were $11.43/BOE in the first quarter 2009, $12.24/BOE in the first quarter of 2008  and $16.11/BOE in the fourth quarter of 2008.

Costs and Expenses

	Three Months Ended
	3/31/08	12/31/08	3/31/09	Full-year 2009 Guidance
Lease Operating Expenses	$14.68	$19.21	$11.78	$15.00
Production/Property Taxes	$2.05	$0.89	$1.88	$0.75 - $1.85
DD&A Expense	$16.33	$19.38	$11.60	$12.00
G&A Expense (1)	$4.38	$5.21	$3.87	$4.50
Interest Expense (2)	$8.37	$8.07	$8.10	$9.20
Total	$45.81	$52.76	$37.23	$41.45 - $42.55

(1)                                  Net of amounts capitalized and excluding stock-based compensation and MLP write off costs. See the end of this release for a reconciliation of G&A per BOE.

(2)                                  Includes interest expense, realized (gain) loss on interest rate swap and amortization of deferred loan costs.

“We had a solid quarter with good performance throughout the company on multiple levels from production to expenses.  The results in the Sacramento Basin and at our West Montalvo field were excellent and have set us up well for meeting or possibly exceeding annual guidance,” Mr. Marquez explained.

Earnings Conference Call

Venoco will host a conference call to discuss results today, Thursday, May 7, 2009 at 11:00 a.m. Eastern time (9 a.m. Mountain).  The conference call will be webcast and those wanting to listen may do so by using a link on the Investor Relations page of the company’s website at http://www.venocoinc.com.  Those wanting to participate in the Q & A portion can call (866) 788-0538 and use conference code 53678901.  International participants can call (857) 350-1676 and use the same conference code.

A replay of the conference call will be available for one week by calling (888) 286-8010 or, for international callers, (617) 801-6888, and using passcode 62038808.  The replay will also be available on the Venoco website for 30 days.

Annual Stockholders Meeting

The company’s annual stockholders meeting will be held on Wednesday, May 20, 2009 at the Sheraton Hotel, 1550 Court Place, Denver, Colorado beginning at 7:30 a.m. Mountain time.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California and Texas.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates four onshore properties in Southern California, has extensive operations in Northern California’s Sacramento Basin and operates thirteen fields in Texas.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production, expenses, rates of return on development projects and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties. All forward-looking statements are made only as of the date hereof and the company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect the Company’s operations and financial performance, and the forward-looking statements made herein, is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

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OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended			Quarter Ended
UNAUDITED	12/31/2008	3/31/2009	% Change	3/31/2008	3/31/2009	% Change
Production Volume:
Oil (MBbls) (1)	1,096	934	-15%	984	934	-5%
Natural Gas (MMcf)	5,940	6,129	3%	5,576	6,129	10%
MBOE	2,086	1,956	-6%	1,913	1,956	2%
Daily Average Production Volume:
Oil (Bbls/d)	11,913	10,378	-13%	10,813	10,378	-4%
Natural Gas (Mcf/d)	64,565	68,100	5%	61,275	68,100	11%
BOE/d	22,674	21,728	-4%	21,026	21,728	3%
Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$48.36	$34.40	-29%	$90.84	$34.40	-62%
Realized hedging gain (loss)	3.83	9.58	150%	(18.49)	9.58	-152%
Net realized price	$52.19	$43.98	-16%	$72.35	$43.98	-39%
Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$5.76	$4.41	-23%	$7.88	$4.41	-44%
Realized hedging gain (loss)	0.51	1.87	267%	(0.01)	1.87	—
Net realized price	$6.27	$6.28	0%	$7.87	$6.28	-20%
Average Sale Price per BOE (in dollars) (2)	$45.91	$37.62	-18%	$59.21	$37.62	-36%
Expense per BOE (in dollars):
Lease operating expenses (3)	$19.21	$11.78	-39%	$14.68	$11.78	-20%
Production and property taxes (3)	$0.89	$1.88	111%	$2.05	$1.88	-8%
Transportation expenses	$0.78	$0.53	-32%	$0.68	$0.53	-22%
Depreciation, depletion and amortization	$19.38	$11.60	-40%	$16.33	$11.60	-29%
General and administrative (4)	$5.58	$4.09	-27%	$4.74	$4.09	-14%
Interest expense	$6.23	$5.71	-8%	$7.63	$5.71	-25%

(1)  Amount shown are oil production volumes for offshore properties and sales volumes for onshore properties (differences between onshore production and sales volumes are minimal).  Revenue accruals are adjusted for actual sales volumes since offshore oil inventories can vary significantly from month to month based on the timing of barge deliveries, oil in tank and pipeline inventories, and oil pipeline sales nominations.

(2)  Amounts shown are based on oil and natural gas sales, net of inventory changes, realized commodity derivative gains (losses), and amortization of commodity derivative premiums, divided by sales volumes.

(3)  Lease operating expense and property and production taxes are combined to comprise oil and natural gas production expenses on the condensed consolidated statements of operations.

(4)  Net of amounts capitalized.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Quarter Ended
UNAUDITED ($ in thousands)	12/31/2008	3/31/2009	3/31/2008	3/31/2009
REVENUES:
Oil and natural gas sales	$94,079	$57,431	$136,665	$57,431
Other	791	885	785	885
Total revenues	94,870	58,316	137,450	58,316
EXPENSES:
Oil and natural gas production	41,939	26,726	32,009	26,726
Transportation expense	1,624	1,046	1,297	1,046
Depletion, depreciation and amortization	40,436	22,683	31,246	22,683
Impairment	641,000	—	—	—
Accretion of asset retirement obligation	1,138	1,357	993	1,357
General and administrative	11,635	7,998	9,066	7,998
Total expenses	737,772	59,810	74,611	59,810
Income from operations	(642,902)	(1,494)	62,839	(1,494)
FINANCING COSTS AND OTHER:
Interest expense	12,986	11,178	14,589	11,178
Interest rate derivative realized (gains) losses	3,136	3,940	417	3,940
Interest rate derivative unrealized (gains) losses	10,623	(2,993)	13,554	(2,993)
Amortization of deferred loan costs	721	735	999	735
Commodity derivative realized (gains) losses	(28,768)	(30,785)	18,263	(30,785)
Commodity derivative unrealized (gains) losses and amortization of derivative premiums	(224,356)	(17,774)	56,373	(17,774)
Total financing costs and other	(225,658)	(35,699)	104,195	(35,699)
Income (loss) before taxes	(417,244)	34,205	(41,356)	34,205
Income tax provision (benefit)	(3,200)	9,000	(15,900)	9,000
Net income (loss)	$(414,044)	$25,205	$(25,456)	$25,205
Weighted average common shares outstanding:
Basic	50,697	50,702	50,227	50,702
Diluted	50,697	50,702	50,227	50,702

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CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

UNAUDITED ($ in thousands)	12/31/2008	3/31/2009
ASSETS
Cash and cash equivalents	$191	$15,020
Accounts receivable	41,306	31,541
Inventories	12,361	4,211
Prepaid expenses and other current assets	4,314	3,856
Income tax receivable	546	—
Commodity derivatives	57,247	73,105
Total current assets	115,965	127,733
Net property, plant and equipment	702,734	543,220
Total other assets	45,555	59,161
TOTAL ASSETS	$864,254	$730,114
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$75,400	$40,607
Undistributed revenue payable	8,277	9,017
Interest payable	5,325	7,384
Income taxes payable	—	8,304
Current maturities of long-term debt	2,598	4,521
Commodity and interest derivatives	21,284	24,204
Total current liabilities	112,884	94,037
LONG-TERM DEBT	797,670	660,194
COMMODITY AND INTEREST DERIVATIVES	9,363	4,853
ASSET RETIREMENT OBLIGATIONS	79,504	79,028
Total liabilities	999,421	838,112

Total stockholders’ equity	(135,167)	(107,998)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$864,254	$730,114

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GAAP RECONCILIATIONS

In addition to net income (loss) determined in accordance with GAAP, we have provided in this release our Adjusted Earnings and Adjusted EBITDA for recent periods.  Both Adjusted Earnings and Adjusted EBITDA are non-GAAP financial measures that we use as supplemental measures of our performance.

We define Adjusted Earnings as net income (loss) before the items listed in the Adjusted Earnings reconciliation set forth in the table below.  We believe that Adjusted Earnings facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to our ongoing operations.

We define Adjusted EBITDA as net income (loss) before the items listed in the Adjusted EBITDA reconciliation set forth in the table below.  Because the use of Adjusted EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

We present Adjusted Earnings and Adjusted EBITDA because we consider them to be important supplemental measures of our performance.  Neither Adjusted Earnings nor Adjusted EBITDA is a measurement of our financial performance under GAAP and neither should be considered as an alternative to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted Earnings or Adjusted EBITDA amounts shown are comparable to similarly named measures disclosed by other companies.

	Quarter Ended
UNAUDITED ($ in thousands)	3/31/2008	12/31/2008	3/31/2009
Adjusted Earnings Reconciliation
Net Income	$(25,456)	$(414,044)	$25,205
Plus:
Unrealized commodity (gains) losses	54,609	(225,457)	(22,389)
Unrealized interest rate derivative (gains) losses	13,554	10,623	(2,993)
Write-off of MLP offering costs	—	(50)	—
Ceiling test impairment	—	641,000	—
Tax effects	(26,206)	(6,741)	6,678
Adjusted Earnings	$16,501	$5,331	$6,501

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	Quarter Ended
UNAUDITED ($ in thousands)	3/31/2008	12/31/2008	3/31/2009
Adjusted EBITDA Reconciliations:
Net income	$(25,456)	$(414,044)	$25,205
Plus: Interest expense	14,589	12,986	11,178
Interest rate derivative (gains) losses - realized	417	3,136	3,940
Income taxes	(15,900)	(3,200)	9,000
DD&A	31,246	40,436	22,683
Impairment	—	641,000	—
Amortization of deferred loan costs	999	721	735
Share-based payments	787	970	550
Amortization of derivative premiums and other comprehensive loss	2,057	1,505	5,238
Unrealized commodity derivative (gains) losses	54,609	(225,457)	(22,389)
Unrealized interest rate derivative (gains) losses	13,554	10,623	(2,993)
Adjusted EBITDA	$76,902	$68,676	$53,147

We also provide per BOE G&A expenses excluding costs associated with the terminated MLP offering and non-cash FAS 123R charges.  We believe that these non-GAAP measures are useful in that the items excluded do not represent cash expenses directly related to our ongoing operations.  These non-GAAP measures should not be viewed as an alternative to per BOE G&A expenses as determined in accordance with GAAP.

	Quarter Ended
UNAUDITED ($ in thousands, except per BOE amounts)	3/31/2008	12/31/2008	3/31/2009

G&A per BOE Reconciliation
G&A Expense	$9,066	$11,635	$7,998
Less:
SFAS 123R Expense	(687)	(710)	(420)
MLP Write Off	—	(50)	—
G&A Expense Excluding SFAS 123R / MLP	8,379	10,875	7,578
MBOE	1,913	2,086	1,956
G&A Expense per BOE Excluding SFAS 123R / MLP	$4.38	$5.21	$3.87

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